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                                                             Page 58 of 61 Pages


                                                                     Exhibit 11

                        EXECUTIVE OFFICERS AND DIRECTORS
                                       OF
                                   ACMC, INC.



         The names of the Directors and the names and titles of the Executive Officers of ACMC, Inc. and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of ACMC, Inc. at 1290 Avenue of the Americas, New York, New York, 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to ACMC, Inc. and each individual is a United States citizen.

Name, Business Address          Present Principal Occupation
----------------------          ----------------------------
*  Kevin R. Byrne               Senior Vice President and Chief Financial
                                Officer; Senior Vice President and Treasurer,
                                Equitable and  AXA Financial, Inc.

*  Christopher M. Condron       Member of Management Board and Executive
                                Officer, AXA; President and CEO, AXA Financial,
                                Inc.; Chairman, President and CEO, Equitable

*  Stanley B. Tulin             Chairman, President and Chief Executive Officer;
                                Executive Officer, AXA; Vice Chairman and
                                Chief Financial Officer, Equitable and
                                AXA Financial, Inc.


---------
*  Director



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